Exhibit 99.1

FOR IMMEDIATE RELEASE:

Clint Woods
713-627-2223 x 119
Mobile: 512-297-7006
cwoods@piercom.com

or

Ben Wheatley
713-627-2223 x 103
Mobile: 713-865-6845
bwheatley@piercom.com
Booth # 1641

Cooper Cameron Companies Introduce
Three New Products at OTC

Innovations Designed to Give Customers Competitive Edge

HOUSTON (May 3, 2004)—Cooper Cameron companies introduced three new products today at the Offshore Technology Conference that underscore the overall organization’s commitment to developing innovative products that give customers the competitive edge.

The new products include: CameronDC™, the world’s first DC-powered subsea production system; ActraCam™ actuator, a full line of direct-mounted, high-pressure natural gas-powered rotary actuators and controls; and MSG Alpha™, a centrifugal gas compressor that provides long-lasting, trouble-free gas compression.

“These innovations demonstrate that we want to help our customers be more competitive and successful and to go beyond the ordinary,” said Sheldon Erikson, Chairman, President and CEO of Cooper Cameron. “The technologies continue to define us as a service company that over the years has introduced many industry firsts that have now become industry standards.”

CameronDC: A long time leader in subsea innovations, Cameron has showcased CameronDC, the world’s first DC-powered subsea production system. Designed for maximum reliability, availability and maintainability, the new system also is capable of operating efficiently in deepwater and at record distances from host facilities.

The new subsea system eliminates both hydraulics and electro-hydraulics, greatly enhancing reliability and uptime availability. While some subsea production system components have been simplified, others are simply no longer needed.

CameronDC is intended to provide 99+ percent uptime availability, compared to 97-98 percent availability with typical hydraulic systems. Over the life of a typical 24-well field, the all-electric subsea system could save a company well over $100 million.

ActraCam Actuator: Cooper Cameron Valves, a leading provider of ANSI class valves and related systems, has introduced its line of ActraCam™ actuators. ActraCam is a full line of direct-mounted, high-pressure natural gas-powered rotary actuators and controls that complements the reliable, long-term operation of the Cameron ball valve.

The ActraCam actuator will make the entire selection and engineering process simpler and save customers time, effort and cost. The solution provides customers with a single source of accountability for the automated valve package. A distinct feature of the ActraCam actuator is the ability to precisely match the actuator’s torque output to valve requirements.

MSG Alpha: Cooper Compression, a leading supplier in reciprocating and centrifugal compression equipment, parts and service, has introduced the MSG Alpha—a centrifugal gas compressor designed to provide the process and gas production markets with a long-lasting and trouble-free gas compression solution.

Created exclusively with parametric solid modeling, the MSG Alpha can be applied to a variety of specific processing needs. It is the most compact Cooper Compression frame available for gas service and one that offers more range in operating performance than flooded or oil-free rotary screw compressors. Significant to this compressor is its excellent efficiency, high reliability, low maintenance cost and traditional Cooper Compression quality. Its multi-stage, integrally geared, inter-stage cooled, oil-free centrifugal design, combined with its ability to handle power up to 1250 horsepower and pressures up to 1200 psi, makes the MSG Alpha an excellent choice for process gas compression needs.

About Cooper Cameron
 Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and also provides oil and gas separation equipment. Cooper Cameron is a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

Certain statements in this release with regard to the performance of new products, their acceptance by customers and possible cost savings may be considered forward-looking statements, made in the reliance upon the safe harbor provisions of the private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements.

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